EXHIBIT 99.4

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	Dec 31, 2008	Sep 30, 2008
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$146,497	$121,092
Accounts receivable, net of an allowance
of $114 at December 31, 2008
and September 30, 2008	168,419	135,728
Insurance receivable	1,308	--
Income tax receivable	3,591	3,292
Inventories of materials and supplies	42,831	37,906
Deferred tax assets	21	21
Prepaid expenses and deferred costs	7,333	10,225
Total Current Assets	370,000	308,264

NET PROPERTY AND EQUIPMENT	949,481	787,838

DEFERRED COSTS AND OTHER ASSETS	6,020	3,856
	$1,325,501	$1,099,958
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$16,035	$16,987
Accrued liabilities	61,786	42,921
Deferred credits	1,899	304
Total Current Liabilities	79,720	60,212

LONG-TERM DEBT,
net of current maturities:	300,000	170,000
	300,000	170,000
LONG TERM LIABILITIES:
Deferred income taxes	9,947	10,595
Deferred credits	5,496	7,942
Other	6,231	7,519
	21,674	26,056
SHAREHOLDERS' EQUITY:
Preferred stock, no par value;
1,000 shares authorized, none outstanding	--	--
Common stock, $1 par value, 90,000 shares
authorized with 64,179 and 64,031 issued
and outstanding at December 31, 2008
and September 30, 2008, respectively	64,179	64,031
Paid-in capital	116,710	114,804
Retained earnings	743,218	664,855
Total Shareholders' Equity	924,107	843,690
	$1,325,501	$1,099,958